EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

by and between

Juneau Exploration, L.P.

and

REX Offshore Corporation

September 1, 2005

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TABLE OF CONTENTS

(continued)

		Page
9.7	Schedules and Exhibits	10
9.8	Interpretation and Rules of Construction	10
9.9	Agreement for the Parties’ Benefit Only	10
9.10	Attorneys’ Fees	10
9.11	Severability	10

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 1, 2005, is by and between Juneau Exploration, L.P., a Texas limited partnership (“Seller”), and REX Offshore Corporation, a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A. Seller, Buyer and Fairfield Industries Incorporated each own a 33.33333% membership interest in Republic Exploration LLC, a Delaware limited liability company (“REX”).

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 28.10136% of Seller’s 33.33333% membership interest in REX, or a net 9.36712% of the membership interest in REX (the “LLC Interests”), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Action” means any action, suit, investigation, proceeding, condemnation, or audit by or before any court or other Governmental Authority or any arbitration proceeding.

“Affiliate” means, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests, or remedies under this Agreement.

“Agreement” is defined in the preamble.

“Business Day” means any day which is not a Saturday, Sunday, or legal holiday recognized by the United States of America.

“Buyer” is defined in the preamble.

“Buyer Indemnified Party” and “Buyer Indemnified Parties” are defined in Section 8.1.

“Closing” is defined in Section 7.1.

“Closing Date” means September 1, 2005, or such other date as may be mutually agreed to by Seller and Buyer.

“Dollar,” “Dollars” and “$” mean United States dollars.

“Governmental Authority” means (i) the United States of America, (ii) any state, county, municipality, or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency, or other instrumentality of the United States of America or of any state, county, municipality, or other governmental subdivision within the United States of America.

“Indemnified Party” is defined in Section 8.3.

“Indemnifying Party” is defined in Section 8.3.

“Knowledge of Seller” means the actual knowledge of any fact, circumstance or condition by John B. Juneau.

“Law” means any applicable statute, law (including common law), ordinance, regulation, rule, treaty, code, permit, certificate, license, interpretation, judgment, ruling, order, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Lien” means any lien, security interest, charge, claim, mortgage, deed of trust, option, warrant, purchase right, lease, or other encumbrance.

“LLC Agreement” means that certain Limited Liability Company Agreement of REX dated August 24, 2000, as the same may be amended from time to time.

“LLC Interests” is defined in the Recitals.

“Losses” means any and all claims, liabilities, losses, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs, and other costs of suit or proceeding.

“Material Adverse Effect” means a material adverse effect on the value of REX, excluding any effect resulting from any change in economic, industry, or market conditions (whether general or regional in nature or limited to any area where any assets of REX are located) or from any change in law or regulatory policy.

“Party” and “Parties” are defined in the preamble.

“Person” means any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization or other entity or organization.

“Purchase Price” is defined in Section 3.1.

“Schedules” means Seller’s disclosure schedules attached to this Agreement.

“Seller” is defined in the preamble.

1.2 References, Gender, Number. All references in this Agreement to an “Article,” “Section” or “subsection” shall be to an Article, Section, or subsection of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE 2

PURCHASE AND SALE

On and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive, all of the LLC Interests.

ARTICLE 3

PURCHASE PRICE AND PAYMENT

3.1 Purchase Price. The purchase price for the sale and conveyance of the LLC Interests to Buyer shall consist of a cash purchase price of Five Million Six Hundred Twenty Five Thousand US Dollars ($5,625,000) (the “Purchase Price”) and shall be payable by Buyer as provided in Section 3.2.

3.2 Payment. At the Closing, Buyer shall wire transfer the Purchase Price in immediately available funds to a bank account of the Seller previously identified by the Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller. As of the date of this Agreement, Seller represents and warrants to Buyer as follows:

(a) Organization and Good Standing. Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Texas and has the requisite powers under its formation documents to carry on its business as now being conducted.

(b) Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite limited partnership action on the part of Seller.

(c) Enforceability. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d) LLC Interests. At the Closing, Seller will deliver, or cause to be delivered, to Buyer good and valid title to the LLC Interests free and clear of any Liens (except as created by this Agreement, and restrictions on sales of securities under applicable securities Laws).

(e) Capitalization. The LLC Interests will constitute 9.36712% of the outstanding equity ownership in REX on the Closing Date. All of the LLC Interests have been duly authorized and are validly issued, fully paid, and nonassessable and were not issued in violation of the preemptive rights of any person.

(f) No Violation or Breach. Except as set forth in Schedule 4.1(f), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions hereof by Seller will result in a violation or breach of any provision, including but not limited to any change of control provision, of any agreement relating to seismic data under which REX is bound.

(g) Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller, except for (i) the consents, filings, and notices set forth on Schedule 4.1(g) and (ii) consents, approvals, authorizations, permits, filings or notices that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

(h) Actions. Except as set forth on Schedule 4.1(h), there is no Action pending or, to the Knowledge of Seller, threatened against Seller or REX, except for threatened Actions that are not reasonably expected by Seller, individually or in the aggregate, to have a Material Adverse Effect or adversely affect the ability of Seller to perform its obligations under this Agreement.

(i) Federal Offshore Leases. Schedule 4.1(i) lists all federal offshore leases in the Gulf of Mexico held by REX as of the Closing Date and any and all contracts, farm-ins, farm-outs, assignments and amendments related thereto.

4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a) Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the requisite power under its formation documents to carry on its business as now being conducted.

(b) Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.

(c) Enforceability. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

ARTICLE 5

COVENANTS OF SELLER AND BUYER

5.1 Public Announcements. Prior to the Closing Date, without the prior written approval of the other Party (which approval shall not be unreasonably withheld, conditioned, or delayed), no Party will issue, or permit any agent or Affiliate of such Party to issue, any press releases or otherwise make, or cause any agent or Affiliate of such Party to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except when such release or statement is deemed in good faith by the releasing Party to be required by Law or under the applicable rules and regulations of a stock exchange or market on which the securities of the releasing Party or any of its Affiliates are listed. In each case to which such exception applies, the releasing Party will use its reasonable efforts to provide a copy of such release or statement to the other Party and incorporate any reasonable changes which are suggested by the non-releasing Party prior to releasing or making the statement. After the Closing Date, the Parties will confer with each other regarding their initial public announcement for the transaction contemplated herein.

5.2 Further Assurances. Seller and Buyer each agree that from time to time after the Closing Date, it will execute and deliver such further instruments, and take such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

5.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred.

5.4 Continuing Management of REX by Seller. Notwithstanding the sale of the LLC Interests contained herein, Seller shall continue to manage the business and affairs of REX and, except as provided in the LLC Agreement, Seller shall make all decisions with respect to the business, affairs and operations of REX.

ARTICLE 6

CLOSING CONDITIONS

6.1 Seller’s Closing Conditions. The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a) Representations, Warranties, and Covenants. The representations and warranties of Buyer contained in Section 4.2 of this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b) Closing Documents. On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments, and documents required to be delivered by Buyer under Section 7.3.

(c) Purchase Price. Buyer shall have delivered the Purchase Price to Seller by wire transfer in immediately available funds.

6.2 Buyer’s Closing Conditions. The obligation of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a) Representations, Warranties, and Covenants. The representations and warranties of Seller in Section 4.1 of this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b) Closing Documents. On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments, and documents required to be delivered by Seller pursuant to Section 7.2.

ARTICLE 7

CLOSING

7.1 Closing. A closing (the “Closing”) shall be held on the Closing Date at the offices of Morgan, Lewis & Bockius LLP, in Los Angeles, California, or at such other time or place as Seller and Buyer may otherwise agree in writing. To facilitate the Closing, Buyer and Seller agree that a pre-closing at which all closing agreements shall be signed shall occur (if practicable at least two (2) Business Days), prior to the Closing Date.

7.2 Seller’s Closing Obligations. At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

(a) duly executed copies of the Assignment and Assumption Agreement; and

(b) any other documents or instruments reasonably required by Buyer to consummate the transactions contemplated hereunder.

7.3 Buyer’s Closing Obligations. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a) the Purchase Price to Seller in immediately available funds to the bank account as provided in Section 3.2;

(b) duly executed copies of the Assignment and Assumption Agreement; and

(c) any other documents or instruments reasonably required by Seller to consummate the transaction contemplated hereunder.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification By Seller. From and after the Closing, subject to the other terms and limitations in this Agreement, Seller shall indemnify, defend, reimburse, and hold harmless Buyer and its Affiliates, and its and their directors, officers, members, partners, employees, consultants, agents, representatives, advisors, successors, and assigns (individually a “Buyer Indemnified Party” or collectively, the “Buyer Indemnified Parties”) from and against any and all Losses asserted against or incurred by any of the Buyer Indemnified Parties (i) for any breach of Seller’s representations or warranties made in this Agreement, or (ii) for any breach of the covenants or obligations of Seller under this Agreement. In the event and to the extent that any such Losses incurred by the Buyer Indemnified Parties are adjudicated to be attributable to contributory negligence, concurrent liability or fault of the Buyer Indemnified Parties, Seller shall remain liable to indemnify the Buyer Indemnified Parties for all such Losses that are not so attributable.

8.2 Indemnification By Buyer. From and after the Closing, subject to the other terms and limitations in this Agreement, Buyer shall indemnify, defend, reimburse, and hold harmless Seller, its Affiliates, and its and their directors, officers, members, partners, employees, consultants, agents, representatives, advisors, successors, and assigns (individually a “Seller Indemnified Party” or collectively, the “Seller Indemnified Parties”) from and against any and all Losses asserted against or incurred by any of the Seller Indemnified Parties (i) for any breach of Buyer’s representations or warranties made in this Agreement, or (ii) for any breach of the covenants or obligations of Buyer and its Affiliates under this Agreement. In the event and to the extent that any such Losses incurred by the Seller Indemnified Parties are adjudicated to be attributable to contributory negligence, concurrent liability or fault of the Seller Indemnified Parties’, Buyer shall remain liable to indemnify the Seller Indemnified Parties for all such Losses that are not so attributable.

8.3 Third Party Claims. If a claim by a Person is made against a Seller Indemnified Party or a Buyer Indemnified Party (each, an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under Article 8, such Indemnified Party shall promptly furnish written notice to other party (the “Indemnifying Party”) of such claim. The failure of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party was substantially disadvantaged by such delay in delivery notice of such claim. The Indemnifying Party shall have thirty (30) days after receipt of such notice to undertake, conduct, and control (through counsel of its own choosing and at its own expense) the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith. The Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (but the fees and expenses of such counsel shall be borne by such Indemnified Party). So long as the Indemnifying Party, at the Indemnifying Party’s cost and expense, (i) has undertaken the defense of, and assumed full responsibility for all indemnified liabilities with respect to, such claim, (ii) is reasonably contesting such claim in good faith, by appropriate proceedings, and (iii) has taken such action (including the posting of a bond, deposit, or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of the property of the

Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by the Indemnifying Party with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim, but in such event it shall waive any right to indemnity by the Indemnifying Party for such claim. If within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder, the Indemnifying Party does not notify the Indemnified Party that it elects (at the Indemnifying Party’s cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified liabilities with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a Lien against or attachment of the Indemnified Party’s property as contemplated above, the Indemnified Party shall have the right to contest, settle, or compromise such claim and the Indemnified Party shall not thereby waive any right to indemnity for such claim under this Agreement.

8.4 Survival and Time Limitation. The terms and provisions of this Agreement shall survive the Closing of the transactions contemplated hereunder. Notwithstanding the foregoing, after Closing, any assertion by Buyer or any Buyer Indemnified Party that Seller is liable to Buyer or any Buyer Indemnified Party for indemnification under the terms of this Agreement or otherwise in connection with the transactions contemplated in this Agreement must be made in writing and must be given to Seller (or not at all) on or prior to the date that is twelve (12) months after the Closing Date, except for indemnification for matters addressed in Section 4.1(d) which must be made in writing and must be given to Seller (or not at all) on or prior to the date that is three (3) years after the Closing Date.

8.5 Remedies. The indemnification provisions of this Article 8 shall be in addition to, and not a limitation of, any other remedy a Party has for any breach of the other Party’s representations, warranties, covenants, or agreements contained in this Agreement or otherwise with respect to this Agreement or the transactions contemplated hereby.

8.6 Compliance with Express Negligence Rule. All releases, disclaimers, limitations on liability, and indemnities in this Agreement, including those in this Article 8, shall apply even in the event of the sole, joint, and/or concurrent negligence, strict liability, or fault of the party whose liability is released, disclaimed, limited, or indemnified.

ARTICLE 9

OTHER PROVISIONS

9.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

9.2 Governing Law. This Agreement and the rights and obligations of the parties hereunder and the transactions contemplated hereby shall be governed by, enforced, and interpreted in accordance with the laws of the State of Delaware.

9.3 Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations, or warranties between the Parties other than those set forth or referred to herein.

9.4 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States Mail, telecopy or overnight delivery to the appropriate address or number as set forth below. Notices to Seller shall be addressed as follows:

Juneau Exploration, L.P.

26902 Nichols Sawmill Road

Magnolia, Texas 77355-3586

Fax No.: (281) 356-2666

Attention: John B. Juneau

or at such other address and to the attention of such other Person as may designate by written notice to Buyer.

Notices to Buyer shall be addressed to:

REX Offshore Corporation

3700 Buffalo Speedway, Suite 960

Houston, Texas 77098

Fax No.: (713) 960-1065

Attention: Kenneth R. Peak

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.

Notice given by overnight delivery or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or overnight delivery.

9.5 Successors and Assigns. The rights and obligations of the Parties shall not be assigned or delegated by either Party without the written consent of the other Party, which may be withheld in such Party’s sole discretion. Subject to the preceding, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

9.6 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

9.7 Schedules and Exhibits. All Schedules and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

9.8 Interpretation and Rules of Construction. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. In construing this Agreement:

(a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c) a defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d) each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail; and

(e) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

9.9 Agreement for the Parties’ Benefit Only. This Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder, and no Person, other than the Parties, is entitled to rely on any representation, warranty, covenant, or agreement contained herein.

9.10 Attorneys’ Fees. The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees from the nonprevailing Party.

9.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to a Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

Seller:

Juneau Exploration, L.P.,
a Texas limited partnership

By:	Juneau GP, LLC, its General Partner

By:
	Name:	John B. Juneau
	Title:	Sole Manager

Buyer:

REX Offshore Corporation,
a Delaware corporation

By:
Name:	Kenneth R. Peak
Title:	President and CEO

LIST OF EXHIBITS AND SCHEDULES

List of Exhibits

Exhibit 7.2(a)	Form of Assignment and Assumption Agreement

List of Schedules

Schedule 4.1(f)	Violations or Breaches
Schedule 4.1(g)	Consents
Schedule 4.1(h)	Actions
Schedule 4.1(i)	Federal Offshore Leases

Exhibit 7.2(a)

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Schedule 4.1(f)

Violations or Breaches

None.

Schedule 4.1(g)

Consents

None.

Schedule 4.1(h)

Actions

None.

Schedule 4.1(i)

Federal Offshore Leases

Area/Block

Eugene Island 113B

Eugene Island 76

Vermilion 154*

West Cameron 133

East Cameron 107

West Delta 36

West Cameron 174

High Island 113

South Timbalier 191*

Vermilion 36

Vermilion 109

Vermilion 134

West Cameron 179

West Cameron 185

West Cameron 200

West Delta 18

West Delta 33

West Delta 34

West Delta 43

Ship Shoal 220*

South Timbalier 240*

South Marsh Island 247

Vermilion 130

West Cameron 80

West Cameron 167

Eugene Island 168 *

West Cameron 107

S-L 18640 (LA)

EI-10 – Farm out

VR 73

*	Owned 50% by Contango Offshore Exploration LLC and 50% by Republic Exploration LLC.